December 8, 2005

VIA HAND DELIVERY

Kevin G. Gregory

9137 Whispering Pines

Saline, MI 48176

Re:	Transition Agreement

This letter along with the Exhibits attached hereto sets forth the substance of the separation agreement (collectively, the “Agreement”) that ProQuest Company (the “Company”) is offering to you to aid in your employment transition.

1.	Separation and Transition

(a)         Your last day of employment with the Company and your employment termination date will be December 31, 2005 unless an earlier date is mutually agreed upon by both signing parties or required under paragraph 1(d) below (the “Separation Date”).

(b)         You agreed to resign your position as Senior Vice President and CFO upon November 11, 2005 (the “Transition Date”); provided, however, you will remain a regular full-time employee from the Transition Date until the Separation Date (the “Transition Period”). In addition, you shall resign from any other offices and positions you hold with the Company and with any affiliated entities at such times on or prior to the Separation Date as determined in the sole discretion of the CEO. During the Transition Period, you will provide internal consulting and transition assistance (including but not limited to activities as reasonably requested to assist in an orderly transition of duties) to the Company, and work on special projects within your area of expertise, as reasonably requested by the CEO or successor CFO, that may arise with respect to subject matters that are within the scope of your expertise. You will be provided reasonable release time to interview with prospective employers, provided that you remain available to fulfill your duties under this Agreement. You agree to cooperate fully, at the Company’s request, to promptly sign, execute, make and do all such deeds, acts and things as the Company may reasonably request, which may be necessary or appropriate to effectuate the

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December 8, 2005

termination of your employment and affiliation with the Company, its affiliated entities and their respective employee benefit plans.

(c)         Subject to compliance with your obligations hereunder, you will continue to receive your current base salary and be eligible for the same benefits currently available to you (including paid vacation time accrual and participation in the Company’s group health, dental and vision insurance plans, 401(k) plan, supplemental executive retirement plan, executive deferred compensation plan) through the Separation Date notwithstanding any reduced responsibilities on the Transition Date, except that paragraph 2 below shall apply in lieu of any existing bonus arrangements for the 2005 fiscal year. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date. The Company has paid fees for outplacement services with Lee Hecht Harrison under its senior management program in Michigan and Chicago. Since you have accepted other employment which shall commence in January 2006, outplacement assistance shall no longer be made available to you.

(d)         Provided that you (i) remain employed with the Company until the Separation Date, and (ii) perform in a satisfactory and cooperative manner as described under paragraph 1(e) below, the Company agrees to retain you to provide certain consulting services to the Company in lieu of any separation benefits to which you may be entitled under the Company Separation Plan (as defined below) or any other arrangement or understanding. Such consulting services shall be provided in accordance with the attached consulting agreement attached hereto as Exhibit C (the “Consulting Agreement”).

(e)         The Company reserves the right to immediately terminate your employment if you fail to act in a satisfactory and cooperative manner at any time prior to December 31, 2005. For purposes of this Agreement, you will be deemed not to have acted in a “satisfactory and cooperative manner” if you (1) commit any act (or refrain from taking any act) that would constitute “Cause” as defined in the ProQuest Company Separation Benefits Plan, a copy of which is attached hereto as Exhibit B (the “Separation Plan”), or (2) fail to perform any of the duties outlined in this Agreement, particularly with respect to duties outlined in paragraph 1(a) and (b) above.

2.	Bonus

(a)         The Company agrees that despite your anticipated transition from active employment as Senior Vice President and CFO effective upon the Transition Date, following the effective date of this Agreement (as defined in paragraph 9(e) below), and provided you remain employed with the Company until December 31, 2005 and meet all conditions of this Agreement, you shall be eligible to receive a bonus in the Financial bonus program (the “Annual Incentive Bonus”) for fiscal year 2005 (ending December 31, 2005). The Annual Incentive Bonus, through the Transition Date, will be paid based on the financial goals established for the Company’s Executive Committee, and from the Transition Date through the Separation Date will be based exclusively upon your effectiveness and contribution during this

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December 8, 2005

period as reasonably determined by the CEO. Payment of the bonus under this paragraph 2(a), if any, shall be made to you in a lump sum in 2006 at the same time that bonus payments for fiscal year 2005 are made to other executive officers of the Company. Notwithstanding the foregoing, in the event of your death or disability (as defined in the Company’s long-term disability program) prior to the Transition Date, a bonus under this paragraph 2(a) will be paid on a pro rata basis to the extent that the financial goals established for the Company’s Executive Committee are achieved for fiscal year 2005.

(b)         In addition to the Annual Incentive Bonus, so long as you are employed by the Company on December 30, 2005 and meet all conditions of this Agreement, you will receive a supplemental bonus in the amount of $200,000 based upon your input and advice of the success of certain special strategic projects that include, without limitation, the sale and disposition of the periodical microfilm business, the electronic coursepack business and the facility located at 300 Zeeb Rd., Ann Arbor, MI (the “Supplemental Bonus”).

3.	Stock Options

As part of your employment, the Company granted you certain options to buy common stock of the Company pursuant to the 2003 ProQuest Strategic Performance Plan or the Company’s 1995 Employee Stock Option Plan (collectively, your “Options”). Except as set forth herein, all terms, conditions, and limitations applicable to these Options will remain in full force and effect pursuant to the applicable stock option agreements between you and the Company, and the applicable plan provisions under the 2003 ProQuest Strategic Performance Plan or the 1995 Employee Stock Option Plan, as applicable. Notwithstanding the foregoing, any and all Options granted to you pursuant to the 2004 multi-year stock option grant shall be immediately forfeited.

4.	Professional Fee Assistance

Within ten (10) business days of the effective date of this Agreement, the Company will pay you directly an amount equal to ten thousand dollars ($10,000) for professional fees you incur pursuant to the Agreement. The professional fee assistance will be reported by the Company as taxable income to you. The Company shall not make a tax gross-up payment with respect to such fees.

Kevin G. Gregory

December 8, 2005

     5.     Separation Benefits

The basic separation pay benefit that you would otherwise be entitled to without execution of this Agreement is limited to your rights under the Separation Plan. Notwithstanding anything to the contrary in this Agreement, if your employment terminates prior to the Separation Date, the Company shall only be obligated to pay you those benefits to which you are entitled under the Separation Plan, subject to any right of offset if you have received any benefits prior to completion of your obligations under this Agreement or the Consulting Agreement. In no event will you be eligible to receive any benefits under this Agreement or the Separation Plan if you terminate your employment without providing the Company at least two weeks advance notice.

6.	Other Compensation or Benefits

You acknowledge that, except as expressly provided in this Agreement, you will not earn or receive any additional compensation, severance or benefits after the Separation Date. If you are not eligible to receive health and welfare benefits under your new employer’s benefit plans, the Company will pay you an amount equal to the costs to provide health and welfare benefits under the Company’s plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). In no instance shall this payment extend beyond the term of the consulting arrangement attached as Exhibit C. For avoidance of doubt, the Separation Date shall be treated as the date when you ceased employment with the Company for all purposes. By signing this Agreement, you specifically acknowledge that the Separation Benefits payable under this Agreement are in lieu of any benefits under the Separation Plan.

7.	Return of Company Property

On the Separation Date or as earlier requested by the Company, you agree to return to the Company all documents that you have had in your possession acquired during the course of your employment (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers, but excluding your Company laptop and its related peripheral equipment and software), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems and your Company laptop, as part of your

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December 8, 2005

compliance with the terms of this paragraph. You will not be entitled to any Separation Benefits under this Agreement unless and until you comply fully with the terms set forth in this paragraph.

8.	Gregory’s Release of Claims

In exchange for employment through the Separation Date and the Separation Benefits provided under paragraph 5 of this Agreement, you hereby release, acquit and forever discharge the Company and its subsidiaries and affiliates, and each of their respective officers, directors, associates, agents, employees, attorneys, shareholders, successors, assigns and affiliates, past present and future (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in anyway related to agreements, events, acts or conduct at any time prior to and including date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, separation pay, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and applicable state law. Notwithstanding the foregoing, this release of claims does not include a release of any claims you may have under this Agreement, or for workers’ compensation or unemployment insurance benefits.

9.	Gregory’s ADEA Release and Waiver

You acknowledge that you knowingly and voluntarily waive and release any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to execute this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of such revocation to the Company’s General Counsel; and (e) this Agreement will not be effective until the date upon which the

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December 8, 2005

revocation period has expired, which will be the eighth day after this Agreement is signed by you.

Kevin G. Gregory

December 8, 2005

     10.          Indemnification

The Company will indemnify you for all actions within the authorized course and scope of your employment with the Company (for the entire length of your employment with the Company) to the fullest extent permitted the Company’s by-laws as in effect on the signing of this Agreement.

11.	Covenant Not to Sue

You hereby represent and warrant that you have not filed any complaints, claims, grievances or actions against the Company, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each, in any state, federal or local court or agency and covenant not to file any claims (other than claims for workers’ compensation benefits, claims for unemployment insurance benefits, claims arising out of this Agreement or other claims not subject to waiver by law) at any time hereafter.

12.	Separation Date Release

As part of this Agreement and in consideration of the Separation Benefits, you agree to execute the Separation Date Release, on or within twenty-one (21) days after the Separation Date, and to allow such Release to become effective. The Separation Date Release shall not be signed before the Separation Date. The Company’s obligation to provide the Separation Benefits under paragraph 5 of this Agreement are subject to, and conditioned upon, your timely execution and effectiveness of the Separation Date Release, which is separate from and in addition to the release of claims set forth in paragraph 8.

13.	Nondisparagement

During your employment with the Company and continuing after the Separation Date, you agree not to defame, disparage or criticize the Company, its affiliates, its shareholders, directors, officers, employees, or business or employment practices at any time. Likewise, during your employment with the Company and continuing after the Separation Date, the Company (through its officers, directors or employees) agrees not to defame, disparage or criticize you. In the event that the Company receives any inquiry regarding your employment, the Company shall only communicate such information as you and the Company have agreed to. Notwithstanding the foregoing, both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

14.	Post Employment Obligations

You reaffirm that your post-employment obligations, including but not limited to the obligation to not disclose confidential information, solicit the Company’s customers or employees or compete with the Company, under any agreement or arrangement you signed with the Company (the “Nondisclosure, Nonsolicitation and Noncompetition Agreement”)

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December 8, 2005

survive the signing of this Agreement and your termination of employment, and further acknowledge and confirm your continuing obligations thereunder.

15.	Breach of Agreements

You acknowledge and agree that if the Company determines, in good faith that there is irreparable harm as a result and that you have breached any of your obligations under this Agreement or any of your post employment obligations under the Nondisclosure, Nonsolicitation and Noncompetition Agreement, the Company may immediately cease payment of Separation Benefits. This Agreement in all other respects, including, but not limited to, the release provisions hereunder, shall remain in full force and effect. This cessation of Separation Benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

16.	Dispute Resolution

Any and all disputes, claims, and causes of action that may arise from or relate to this Agreement or its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final, binding and confidential arbitration under the then-existing arbitration rules governing the resolution of employment disputes. The place for holding any arbitration proceeding shall be mutually agreed to by the parties. Notwithstanding the foregoing, any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts.

17.	Cooperation

You agree to cooperate with the Company in the truthful and honest prosecution and/or defense of any claim or investigation or inquiry by a governmental authority (including the Securities Exchange Commission and Internal Revenue Service) in which the Releasees may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation (if following the Separation Date, for reasonable compensation for the time actually expended in such endeavors at the Company’s prior and specific request and, in any case, subject to the payment of reasonable expense incurred by you at the Company’s prior and specific request) making yourself available to participate in any proceedings or investigation involving any of the Releasees, allowing yourself to be interviewed by representative of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing documents or names of other persons with relevant information, all without a claim of privilege against the Releasees.

18.	Miscellaneous

This Agreement, including Exhibit A hereto constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to

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December 8, 2005

this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. You agree that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type. This Agreement may not be modified or amended except in a writing signed by both you and the CEO. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. All payments to you shall be made in accordance with the Company’s normal payroll procedures and shall be less all appropriate deductions, such as social security, federal and state income tax withholding, medical, life insurance and other similar items. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Michigan as applied to contracts made and to be performed entirely within Michigan. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

Kevin, if this Agreement is acceptable to you, PLEASE SIGN BELOW AND RETURN THE ORIGINAL TO ME ON OR BEFORE TWENTY-ONE (21) DAYS FROM THE DATE YOU RECEIVE THIS AGREEMENT. The offer of Separation Benefits contained in this Agreement will automatically lapse and expire if we do not receive the fully executed Agreement from you by the aforementioned date. You should provide me with the original signed copy of the Separation Date Release (Exhibit A) on or within twenty-one (21) days after the date your employment with the Company terminates.

I wish you all the best in your future endeavors.

Sincerely,

Alan Aldworth

Chairman and Chief Executive Officer, ProQuest Company

BY SIGNING THIS AGREEMENT BELOW, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO THIS AGREEMENT.

AGREED AND ACCEPTED:

/s/ Kevin G. Gregory	/s/ Alan Aldworth

Kevin G. Gregory

December 8, 2005

Kevin G. Gregory                                                                    Date

EXHIBIT A

SEPARATION DATE RELEASE

(TO BE EXECUTED ON OR WITHIN 21-DAYS AFTER THE SEPARATION DATE)

In exchange for the Separation Benefits and the other consideration being provided to me under that certain transition agreement between me and the Company which I signed on December 8, 2005 (the “Agreement”), I hereby release, acquit and forever discharge the Company, and each of its officers, directors, agents, employees, attorneys, shareholders, predecessors, successors, parents, subsidiaries, assigns and affiliates, of and from any and all claims, liabilities, causes of action, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Separation Date Release (the “Release”). This release of claims includes, but is not limited to: (a) all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; (b) all claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; (c) all claims pursuant to any federal, state or local law, statute, or cause of action of any jurisdiction, including, but not limited to, the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this paragraph shall be construed in any way to release any claims I may have under the Agreement or for workers’ compensation or unemployment insurance benefits.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA, and that the consideration given for the waiver and release herein is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date you sign this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release; (c) I have been given twenty-one (21) days to consider this Release (although I may choose to voluntarily execute it earlier); (d) I have seven (7) days following the execution of this Release to revoke my agreement to it; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is signed by me (the “Separation Date Release Effective Date”).

The Agreement along with separate letters pursuant to paragraph 2(b), if any, and this executed Release (collectively, the “Agreements”), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. I have executed this Release without reliance on any promise or representation, written or oral, other than those expressly contained in the Agreements. This Release is deemed incorporated into the Agreement, as a material part thereof and, specifically, subject to the terms and conditions of paragraphs 11 through 17 of the Agreement.

ACCEPTED AND AGREED:

/s/ Kevin G. Gregory	/s/ Alan Aldworth

Kevin G. Gregory

EXHIBIT B

PROQUEST COMPANY SEPARATION BENEFITS PLAN

EXHIBIT C

CONSULTING AGREEMENT